IMMEDIATE RELEASE

Evans Bancorp, Inc. Announces Common
Stock Repurchase Program

Hamburg, NY, March 25, 2012– Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE MKT:EVBN) a community financial services company serving Western New York since 1920, announced today that its Board of Directors approved a stock repurchase program, authorizing the repurchase of up to 100,000 shares of its outstanding common stock. The Board’s decision is a reflection of its belief in the strength of Evans’ balance sheet and the Company’s commitment to delivering value to shareholders. The stock repurchase program is effective immediately and will be funded from available working capital.

Purchases will be made on a discretionary basis, in the open market or otherwise, at times and amounts determined by management, subject to market conditions, business conditions, applicable legal and regulatory requirements and other factors. The repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of common stock, and may be suspended or discontinued at any time.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $810 million in assets and $679 million in deposits at December 31, 2012. Evans is a full-service community bank, with 13 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through seven insurance offices in the Western New York region. Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer Phone: (716) 926-2007 Email: gkajtoch@evansbank.com	Deborah K. Pawlowski Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com